UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2012

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 27, 2012, Career Education Corporation (the “Company” or the “Registrant”) received draft unofficial cohort default rates from the U.S. Department of Education (“ED”) for students of the Company’s institutions who entered repayment during the federal fiscal year ending September 30, 2010 (the “2010 cohort”). The weighted average of all institutions was 14.6%, as compared to a weighted average of 16.4% for all of the Company’s institutions for students who entered repayment during the federal fiscal year ending September 30, 2009 (the “2009 cohort”). None of our institutions exceeded the 25% default threshold.

A table of the draft unofficial 2010 cohort default rates for each of our main and additional (branch) campus locations for regulatory purposes is attached as Exhibit 99.1 and is incorporated herein by reference.

Under the Higher Education Act (the “HEA “), an institution may lose eligibility to participate in some or all student aid and loan programs under Title IV of the HEA (“Title IV Programs”) if the rates at which its former students default on the repayment of their federally-guaranteed or federally-funded student loans exceed specified percentages. This is determined by an institution’s cohort default rate which is calculated on an annual basis. Each cohort is the group of students who first enter into student loan repayment during a federal fiscal year (ending September 30). The currently applicable cohort default rate for each cohort is the percentage of the students in the cohort who default on their student loans prior to the end of the following federal fiscal year, which represents a two-year measuring period. ED generally publishes draft cohort default rates in February of each year for the repayment period that ended the prior September 30. Draft rates do not result in sanctions and can change between February and the release of the official cohort default rates in September.

Currently, an institution whose cohort default rate equals or exceeds 25% for three consecutive years, or 40% for a single year, will no longer be eligible to participate in Title IV Programs for the remainder of the federal fiscal year in which ED determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. The consequences applicable to two-year cohort default rates will continue to apply through the publishing of the rates for the 2011 cohort, which will be in 2013.

The 2008 Higher Education Opportunity Act (the “HEOA”) made significant changes to the requirements governing the Title IV Programs, including the provisions on cohort default rates. Under the HEOA, a separate calculation will be performed starting for the 2009 cohort that will add an additional federal fiscal year of borrowers’ repayment performance to the applicable cohort year. Starting after rates for the 2011 cohort are finalized in 2014, sanctions will be imposed if an institution has a cohort default rate, under the new calculation, of 30% or more per year for three consecutive federal fiscal years, or more than 40% for a single year.

Although the Company’s two-year cohort default rate improved from the 2009 official cohort to the 2010 draft cohort, the Company believes the cohort default rates of its schools have generally been increasing over the past several years due to the challenging economic climate and changes in the manner in which student loans are serviced. The Company has student loan default management initiatives at all of its schools that participate in Title IV Programs aimed at reducing the likelihood of students’ failure to repay their loans in a timely manner. These initiatives emphasize the importance of students’ compliance with loan repayment requirements and provide for extensive loan counseling and proactive communication with students after they cease enrollment. However, if any of the Company’s schools, depending on its size, were to lose eligibility to participate in federal student financial aid programs because of high student loan default rates, it could have a material adverse effect on the Company’s business.

For additional information regarding cohort default rates, including the Company’s two- and three-year rates for prior periods and the regulatory transition from two-year rates to three-year rates, please refer to Item 1 and Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on February 27, 2012.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the factors described in the Company’s reports filed with the Securities and Exchange Commission from time to time. Except to the extent required by law, the Company disclaims any obligations to update any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibits

99.1	Table of 2010 Preliminary Cohort Default Rates as of February 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Michael J. Graham

Michael J. Graham
Executive Vice President and Chief Financial Officer

Dated: March 2, 2012

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Chart of 2010 Preliminary Cohort Default Rates as of February 27, 2012

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